Exhibit 3.1

CERTIFICATE OF DESIGNATIONS OF
VOTING CONVERTIBLE PREFERRED STOCK OF
VENUS CONCEPT INC.

Venus Concept Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation as required by Section 151 of the General Corporation Law of the State of Delaware at a meeting duly called and held on November 15, 2022:

RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of the Corporation (the “Board of Directors” or the “Board”) in accordance with the Certificate of Incorporation of the Corporation, the Board of Directors hereby creates a series of preferred stock, par value $0.001 per share, of the Corporation designated as Voting Convertible Preferred Stock (the “Voting Preferred”), and hereby states the designation and number of shares, and fixes the relative rights, preferences and limitations thereof as follows:

ARTICLE I
DEFINITIONS

As used in this Certificate of Designations, the following terms shall have the meanings set forth below:

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of Voting Securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Business Day” means any day other than a Saturday or Sunday, a legal holiday or any other day on which the Securities and Exchange Commission (the “Commission”) is closed.

“Common Stock” means the common stock of the Corporation, par value $0.001 per share, or any other capital stock of the Corporation into which such common stock shall be reclassified or changed.

“Common Stock Liquidity Conditions” will be satisfied with respect to a Mandatory Conversion if:

(a)          either (i) each Conversion Share would be eligible to be offered, sold or otherwise transferred by the Holder of such share pursuant to Rule 144 under the Securities Act (or any successor rule thereto), without any requirements as to volume, manner of sale, availability of current public information (whether or not then satisfied) or notice; or (ii) the offer and sale of such Conversion Share by such Holder are registered pursuant to an effective registration statement under the Securities Act and such registration statement is reasonably expected by the Corporation to remain effective and usable by the Holder to sell such Conversion Share continuously during the period from, and including, the date of the Mandatory Conversion Notice, and including, the thirtieth (30th) calendar day after the date such Conversion Share is issued; provided that each Holder will supply all information reasonably requested by the Corporation for inclusion, and required to be included, in any registration statement or prospectus supplement related to the resale of the Conversion Shares; provided further that if a Holder fails to provide such information to the Corporation within fifteen (15) calendar days following any such request, then this clause (a)(ii) will automatically be deemed to be satisfied with respect to such Holder;

(b)         each Conversion Share referred to in clause (a) above (i) will, when issued (or, in the case of clause (a)(ii), when sold or otherwise transferred pursuant to the registration statement referred to in such clause) (1) be admitted for book-entry settlement through DTC with an “unrestricted” CUSIP number; and (2) not be represented by any certificate that bears a legend referring to transfer restrictions under the Securities Act or other securities laws; and (ii) will, when issued, be listed and admitted for trading, without suspension or material limitation on trading, on any of the New York Stock Exchange, the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market or the Nasdaq Global Select Market (or any of their respective successors); and

(c)           (i) the Corporation has not received any written threat or notice of delisting or suspension by the applicable exchange referred to in clause (b)(ii) above with a reasonable prospect of delisting, after giving effect to all applicable notice and appeal periods; and (ii) no such delisting or suspension is reasonably likely to occur or is pending based on the Corporation falling below the minimum listing maintenance requirements of such exchange.

“Conversion Agent” means the Transfer Agent acting in its capacity as conversion agent for the shares of the Voting Preferred, and its successors and assigns.

“Conversion Date” means, with respect to any share of Voting Preferred, the date on which such share of Voting Preferred has been converted pursuant to Article II, Section 4(a) or Article II, Section 4(b).

“Conversion Share” means any share of Common Stock issued or issuable upon conversion of any Voting Preferred.

“Converted Stock Equivalent Amount” means, for each share of Voting Preferred, ten shares of Common Stock; provided that if, after issuance of any shares of Voting Preferred, the Corporation subdivides or splits its outstanding Common Stock, including by way of a dividend or distribution of Common Stock, or combines its outstanding Common Stock into a lesser number of shares, the “Converted Stock Equivalent Amount” with respect to such issued and outstanding shares of Voting Preferred shall be adjusted as if such action applied to the shares of Common Stock represented by the Converted Stock Equivalent Amount.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

“Holder” means the Person in whose name shares of the Voting Preferred are registered, which may be treated by the Corporation, Transfer Agent, paying agent and Conversion Agent as the absolute owner of such shares of Voting Preferred for the purpose of making payment and settling the related conversions and for all other purposes.

“Issuance Price” means $2.00, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock.

“Liquidation Event” means any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

“Liquidation Preference” means, for any share of Voting Preferred at any time, an amount equal to the greater of (a) the Issuance Price and (b) the amount that would be distributed in respect of such share of Voting Preferred if such share was converted into the Converted Stock Equivalent Amount and participated in distributions pursuant to Article II, Section 3(a)(ii) as of such time.

“Mandatory Conversion” means a mandatory conversion of Voting Preferred pursuant to Article II, Section 4(b).

“Mandatory Conversion Notice” means a notice substantially in the form of the “Mandatory Conversion Notice” set forth in Exhibit B.

“Mandatory Conversion Trigger” means the earlier to occur of (a) the date on which the volume-weighted average price of the Common Stock as reported on the Trading Market has been greater than or equal to the Mandatory Conversion Threshold for 30 consecutive trading days and (b) the first date after November 14, 2022 on which the Corporation has publicly reported in a Form 10-Q or Form 10-K two consecutive fiscal quarters of positive cash flow (i.e., net cash provided by operating activities).

“Mandatory Conversion Threshold” means $1.25, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock.

“Nonvoting Preferred” means the nonvoting convertible preferred stock of the Corporation, par value $0.001 per share.

“Nonvoting Preferred Certificate of Designations” means the Certificate of Designations with respect to the Nonvoting Preferred, dated December 14, 2021, as amended from time to time.

“Optional Conversion” means an optional conversion of Voting Preferred pursuant to Article II, Section 4(a).

“Optional Conversion Notice” means a notice substantially in the form of the “Optional Conversion Notice” set forth in Exhibit A.

“Organic Change” means any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Corporation’s assets, exchange or tender offer by the Corporation or any of its subsidiaries, or other transaction, in each case which is effected in such a manner that the holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation and whether automatically or at their election) stock, securities or assets with respect to or in exchange for Common Stock; provided, however, that an Organic Change shall not include any transaction that constitutes a Change of Control.

“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Stock” means any class or series of capital stock of the Corporation the terms of which expressly provide that such class or series will rank senior to the Voting Preferred as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Corporation (in each case, without regard to whether dividends accrue cumulatively or non-cumulatively).

“Trading Market” means whichever of the NYSE American, New York Stock Exchange, the Nasdaq Global Market, the Nasdaq Capital Market, Nasdaq Global Select Market or such other United States registered national securities exchange on which the Common Stock is listed or quoted for trading on the date in question.

“Transfer Agent” means the Corporation acting as transfer agent, registrar, paying agent and Conversion Agent for the Voting Preferred and its successors and assigns.

“Transfer” means any sale, transfer, assignment or other disposition (including by merger, reorganization, operation of law or otherwise).

“Unpaid Liquidation Preference” means, for any share of Voting Preferred at any time, an amount equal to the excess, if any, of (a) the Liquidation Preference with respect to such share of Voting Preferred as of such time, over (b) the aggregate amount of all distributions made in respect of such share of Voting Preferred pursuant to Article II, Section 3(a)(i) as of such time.

“Voting Securities” means capital stock of the Corporation that is then entitled to vote generally in the election of directors of the Corporation.

ARTICLE II
VOTING PREFERRED

 1.         Designation and Number of Shares. There shall be a series of preferred stock designated “Voting Convertible Preferred Stock.” The number of authorized shares of Voting Preferred shall be 4,100,000. The Voting Convertible Preferred Stock will initially be issued in book entry form.

 2.          Dividends.

(a)           General. Each Holder shall be entitled to receive, with respect to the shares of Voting Preferred held by such Holder, if, as and when declared by the Board of Directors or any duly authorized committee thereof, but only out of assets legally available therefor, dividends or distributions of the same amount, in an identical form of consideration and at the same time, as those dividends or distributions that would have been payable on the number of whole shares of Common Stock equal to the product of the Converted Stock Equivalent Amount and the number of such shares of Voting Preferred (rounding any fractional shares resulting from such computation to the nearest whole number) such that no holder of Common Stock shall receive a dividend or distribution unless equivalent dividends or distributions (as described above) are also made to each share of Voting Preferred, taking into account any adjustment to the Converted Stock Equivalent Amount as provided herein; provided that the foregoing shall not apply to any dividend or distribution payable in shares of Common Stock that results in an adjustment in the Converted Stock Equivalent Amount, as set forth in Article I in the definition of “Converted Stock Equivalent Amount.” The Corporation shall not declare a dividend or distribution to the holders of the Common Stock unless a dividend or distribution (as described above) is also made to the Holders in accordance with this Article II, Section 2(a). Notwithstanding anything set forth in this Article II, Section 2(a), if any dividend or distribution is payable in rights or warrants to subscribe for Common Stock or purchase Common Stock pursuant to a conversion feature in a debt or equity security, the corresponding dividend or distribution payable on the Voting Preferred shall consist of an identical right or warrant except that such right or warrant shall be a right or warrant to subscribe for a number of shares of Voting Preferred equal to the number of shares of Common Stock that would otherwise be subject to such right or warrant. The Voting Preferred shall have no fixed dividend rate. Each declared dividend or distribution shall be payable to the holders of record of Voting Preferred at the same time as dividends or distributions are payable to the holders of record of Common Stock. The Corporation shall not declare or pay a dividend or distribution to the holders of the Voting Preferred other than as expressly provided in this Article II, Section 2(a).

(b)           Priority of Dividends. The Voting Preferred shall rank junior with regard to dividends to the Senior Stock. The Voting Preferred shall have the same priority, with regard to dividends, as the Common Stock and the Nonvoting Preferred.

 3.           Liquidation Rights.

(a)          Liquidation. In the event of a Liquidation Event, after payment or provision for payment of the debts and other liabilities of the Corporation and after any payment of the prior preferences and other rights of any Senior Stock shall have been made or irrevocably set apart for payment, the assets of the Corporation legally remaining available for distribution to the Corporation’s stockholders shall be distributed in accordance with the following priority:

  (i)          first, to the Holders, in proportion to the aggregate Unpaid Liquidation Preference in respect of all shares of Voting Preferred held by the Holders, until the aggregate Unpaid Liquidation Preference in respect of all shares of Voting Preferred held by the Holders has been reduced to zero; and

  (ii)          thereafter, pro rata among (i) the holders of Common Stock, in proportion to their holdings of Common Stock, (ii) the holders of Nonvoting Preferred, in accordance with the terms of the Nonvoting Preferred Certificate of Designations, and (iii) the holders of any other securities of the Corporation having the right to participate in such distributions upon the occurrence of a Liquidation Event, in accordance with the respective terms thereof.

(b)          Change of Control. In the event of (i) a merger or consolidation of the Corporation with any other corporation or other entity that results in the inability of the stockholders of the Corporation immediately preceding such merger or consolidation to designate or elect a majority of the board of directors (or its equivalent) of the resulting entity or its parent company, including any such merger or consolidation in which the Holders receive cash, securities or other property for their shares, or (ii) the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Corporation to a third party purchaser ((i) or (ii), a “Change of Control”), any cash, securities or other property payable to the stockholders of the Corporation in such Change of Control will be apportioned and distributed in accordance with Article II, Section 3(a).  For such purposes, any non-cash consideration will be valued at the purchase price that a willing buyer having all relevant knowledge would pay a willing seller for such asset in an arm's length transaction, as determined in good faith by the Board based on such factors as the Board, in the exercise of its reasonable business judgment, considers relevant. The Corporation shall not have the power to effect a Change of Control unless the agreement or plan of merger or consolidation for such transaction provides that the consideration payable to the Holders in such Change of Control shall be paid in accordance with this Article II, Section 3(b).

 4.           Conversion.

(a)           Optional Conversion. At any time, each Holder may, in its sole discretion, elect that all, or any whole number of shares that is less than all, of their shares of Voting Preferred be converted pursuant to an Optional Conversion, in which case each share of Voting Preferred subject to such Optional Conversion shall be converted into the Converted Stock Equivalent; provided that cash will be paid in lieu of fractional shares pursuant to Article III, Section 7. Upon the conversion of Voting Preferred pursuant to an Optional Conversion, the shares of Voting Preferred converted pursuant to the Optional Conversion shall not be deemed outstanding for any purpose, and such converting Holders shall have no rights with respect to the Voting Preferred, just the right to receive the shares of Common Stock or other securities issuable upon the conversion of such Voting Preferred. Notwithstanding the foregoing, a Holder delivering an Optional Conversion Notice hereunder in connection with an Organic Change may specify in such Optional Conversion Notice that its election to effect such conversion is contingent upon the consummation of such Organic Change, in which case such Optional Conversion shall not occur until such time as is immediately prior to (and subject to) the consummation of such Organic Change, and if such Organic Change is not consummated, such Optional Conversion Notice shall be deemed to be withdrawn.

(b)           Mandatory Conversion. Upon the occurrence of the Mandatory Conversion Trigger, the Corporation may, in its sole discretion within 30 days following the occurrence of the Mandatory Conversion Trigger, elect that all (but not less than all) of the outstanding shares of Voting Preferred be converted pursuant to a Mandatory Conversion, in which case each share of Voting Preferred subject to such Mandatory Conversion shall be converted into the Converted Stock Equivalent; provided that cash will be paid in lieu of fractional shares pursuant to Article III, Section 7. Notwithstanding the foregoing, a Mandatory Conversion shall not be effective unless the Common Stock Liquidity Conditions are satisfied with respect to the Mandatory Conversion. The Corporation will send the Mandatory Conversion Notice to each Holder promptly following the Conversion Date (i.e., as established by the Corporation within 30 days following the occurrence of the Mandatory Conversion Trigger). Upon the conversion of Voting Preferred pursuant to a Mandatory Conversion which satisfies the Common Stock Liquidity Conditions, the shares of Voting Preferred converted pursuant to the Mandatory Conversion shall not be deemed outstanding for any purpose, and the Holders shall have no rights with respect to the Voting Preferred, just the right to receive the shares of Common Stock or other securities issuable upon the conversion of such Voting Preferred.

(c)          Transfer Procedures. Upon the physical surrender of the certificate representing a share of Voting Preferred, if any, converted pursuant to Article II, Section 4(a) or Article II, Section 4(b) to the Corporation, the Corporation will, or will cause the Transfer Agent to, issue and deliver a new certificate, registered as the Holder making the Transfer may request, subject to applicable securities laws, representing the aggregate number of shares of Common Stock issued upon conversion of the shares of Voting Preferred being Converted pursuant to Article II, Section 4(a) or Article II, Section 4(b) and represented by such certificate (provided that, if the transfer agent for the Common Stock is participating in The Depository Trust Corporation (“DTC”) Fast Automated Securities Transfer Program and the transferee is eligible to receive shares through DTC, such transfer agent shall instead credit such number of full shares of Common Stock to such transferee’s balance account with DTC through its Deposit/Withdrawal at Custodian system). Promptly following the applicable Conversion Date, but not later than the earlier of (i) two trading days and (ii) the number of trading days comprising the Standard Settlement Period (as defined below) after the Conversion Date (the “Share Delivery Date”), the Corporation shall deliver, or cause to be delivered, to the Holders the number of Conversion Shares to be issued upon the conversion of the Voting Preferred. When delivering the Conversion Shares as provided herein, the Corporation shall use commercially reasonable efforts to deliver the Conversion Shares required to be delivered by the Corporation under this Article II, Section 4(c) through the Corporation’s transfer agent, unless otherwise agreed to with the Holders. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of trading days, on the Trading Market as of the Conversion Date.

(d)          Certificates for Remaining Voting Preferred. In the event that less than all of the shares of Voting Preferred represented by a certificate are Converted pursuant to Article II, Section 4(a), the Corporation shall promptly issue a new certificate, if the Voting Preferred are then certificated, registered in the name of the Transferor Holder representing such remaining shares of Voting Preferred not subject to such Transfer.

(e)            Reserved.

(f)            Requirements for Conversion. To convert any share of Voting Preferred pursuant to an Optional Conversion, the Holder of such share must (i) complete, sign and deliver to the Corporation an Optional Conversion Notice; (ii) deliver physical certificate(s), if any, representing such Voting Preferred to the Corporation (at which time such Optional Conversion will become irrevocable); (iii) furnish any endorsements and transfer documents that the Corporation may require; and (iv) if applicable, pay any documentary or other taxes. In connection with any Mandatory Conversion, each Holder hereby covenants and agrees to (x) deliver physical certificate(s), if any, representing such Voting Preferred to the Corporation; (y) furnish any endorsements and transfer documents that the Corporation may require; and (z) if applicable, pay any documentary or other taxes.

(g)           No Responsibility of the Corporation. In connection with any Transfer or conversion of any shares of Voting Preferred pursuant to or as permitted by Article II, Section 4(a) or Article II, Section 4(b), (i) the Corporation shall be under no obligation to make any investigation of facts, and (ii) except as otherwise required by law, neither the Corporation nor any director, officer, employee or agent of the Corporation shall be liable in any manner for any action taken or omitted in good faith in connection with the registration of any such Transfer or the issuance of shares of Common Stock in connection with any such conversion.

(h)            Legend. Every certificate representing shares of Voting Preferred shall bear a legend on the face thereof providing as follows:

“The shares of Voting Preferred Stock represented by this certificate are subject to provisions with respect to, including requirements for, sale, assignment or other transfer set forth in Article II, Section 4 of the Certificate of Designations of Voting Convertible Preferred Stock.”

(i)           No Effect on Other Obligations. Nothing contained in this Article II, Section 4 shall be deemed to eliminate or otherwise modify any other requirements applicable to Transfers under this Certificate of Designations or applicable law.

(j)           Conversion Date. Effective immediately prior to the close of business on any applicable Conversion Date, dividends shall no longer be declared on any such converted shares of Voting Preferred, and such shares of Voting Preferred shall represent only the right to receive shares of Common Stock issuable upon conversion of such shares; provided that Holders shall have the right to receive any declared and unpaid dividends as of the Conversion Date on such shares and any other payments to which they are otherwise entitled pursuant to the terms hereof.

(k)           Record Holder as of Conversion Date. The Person or Persons entitled to receive the Common Stock issuable upon conversion of Voting Preferred or other property issuable upon conversion of the Voting Preferred on any applicable Conversion Date shall be treated for all purposes as the record holder(s) of such shares of Common Stock immediately upon any Optional Conversion or Mandatory Conversion.

 5.           Voting Rights.

(a)          General. Except as otherwise required by applicable law, each Holder shall be entitled to vote on all matters submitted to holders of Common Stock and shall be entitled to a number of votes equal to the Converted Stock Equivalent Amount for each share of Voting Preferred held as of the record date for the determination of stockholders entitled to vote on such matter or, if no such record date is established, as of the date such vote is taken or any written consent of stockholders is solicited. Except as otherwise required by applicable law or as set forth in Article II, Section 5(b) below, the Holders shall vote together with the holders of Common Stock on all matters and shall not vote as a separate class.

(b)           Approval Rights. In addition to the voting rights set forth in Article II, Section 5(a) above and any approval rights that may be required by applicable law, the consent of the Holders representing a majority of the number of shares of Common Stock into which the outstanding shares of Voting Preferred are convertible (assuming for this purpose that each share of Voting Preferred is convertible into the Converted Stock Equivalent Amount), given in person or by proxy, either in writing or by vote, at a special or annual meeting, voting or consenting as a separate class, shall be necessary to: (A) increase the authorized number of shares of Voting Preferred; (B) enter any agreement, contract or understanding or otherwise incur any obligation which by its terms would violate or be in conflict in any material respect with, or significantly and adversely affect, the powers, rights or preferences of the Voting Preferred designated hereunder; (C) amend the Certificate of Incorporation or By-laws of the Corporation, if such amendment would significantly and adversely alter, change or affect the powers, preferences or rights of the Holders; or (E) amend or waive any provision of this Certificate of Designations applicable to the Holders or the Voting Preferred.

(c)           Action by Written Consent. Any action, including any vote required or permitted to be taken at any annual or special meeting of stockholders of the Corporation, that requires a separate vote of the Holders voting as a single class, may be taken by the Holders without a meeting, without prior notice and without a vote, if a consent or consents in writing or electronic transmission, setting forth the action so taken, shall be given by the Holders having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Voting Preferred entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to the Corporate Secretary of the Corporation at its principal executive office.

6.        Subdivision; Stock Splits; Combinations. The Corporation shall not at any time subdivide (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Voting Preferred into a greater number of shares, or combine (by combination, reverse stock split or otherwise) its outstanding shares of Voting Preferred into a smaller number of shares.

7.          Organic Change.

(a)          If there occurs an Organic Change, as a result of which the Common Stock is converted into, or is exchanged for, or represents solely the right to receive, other securities, cash or other property, or any combination of the foregoing (“Reference Property” and the amount and kind of Reference Property that a holder of one (1) share of Common Stock would be entitled to receive on account of such Organic Change (without giving effect to any arrangement not to issue or deliver a fractional portion of any security or other property), a “Reference Property Unit”)), then, from and after the effective time of such Organic Change, each share of Voting Preferred will remain outstanding and, thereafter, (i) the consideration due upon conversion of any Voting Preferred will be determined in the same manner as if each reference to any number of shares of Common Stock in this Certificate of Designations, including in any related definitions, were instead a reference to the same number of Reference Property Units and (ii) if necessary, any other provisions of this Certificate of Designations (including without limitation the Mandatory Conversion Threshold) shall be equitably adjusted by the Board acting in good faith in order to preserve, as nearly the same as practicable, the economic interests of the Holders under this Certificate of Designations.  On or before any such Organic Change, the Corporation (and, if applicable, any third party that is party to such Organic Change) will execute supplemental instruments, if any, as the Board reasonably determines are necessary or desirable to give effect of this Article II, Section 7.

(b)          In the event that holders of Common Stock have the option to elect the form of consideration to be received in an Organic Change or Change of Control, Holders shall have the same election privileges as the holders of Common Stock.

ARTICLE III
MISCELLANEOUS

 1.         Unissued or Reacquired Shares. Shares of Voting Preferred that have been issued and converted, redeemed or otherwise purchased or acquired by the Corporation shall be retired upon their acquisition, shall not be reissued as shares of Voting Preferred, and, upon the taking of any action required by law, shall be restored to the status of authorized but unissued shares of preferred stock of the Corporation without designation as to series.

 2.          No Sinking Fund. Shares of Voting Preferred are not subject to the operation of a sinking fund.

 3.          Reservation of Common Stock.

(a)          Sufficient Shares. The Corporation shall at all times reserve and keep available out of its authorized and unissued Common Stock or shares acquired by the Corporation, solely for issuance upon the conversion of shares of Voting Preferred as provided in this Certificate of Designations to holders of such Voting Preferred, free from any preemptive or other similar rights, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Voting Preferred then outstanding.

(b)           Use of Acquired Shares. Notwithstanding the foregoing, the Corporation shall be entitled to deliver upon conversion of shares of Voting Preferred, as herein provided, shares of Common Stock acquired by the Corporation and held as treasury shares (in lieu of the issuance of authorized and unissued shares of Common Stock), so long as any such acquired shares are free and clear of all liens, charges, security interests or encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

(c)           Free and Clear Delivery. All shares of Common Stock delivered upon conversion of the Voting Preferred, shall, upon issuance, be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

(d)           Compliance with Law. Prior to the delivery of any securities that the Corporation shall be obligated to deliver upon conversion of the Voting Preferred, the Corporation shall use its reasonable best efforts to comply with any federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.

(e)          Listing. The Corporation hereby covenants and agrees that, if at any time the Common Stock shall be traded on the Nasdaq Global Market, Nasdaq Capital Market or any other national securities exchange, the Corporation will, if permitted by the rules of such exchange, list and keep listed, so long as the Common Stock shall be so listed on such exchange, all the Common Stock issuable upon conversion of the Voting Preferred; provided, however, that if the rules of such exchange require the Corporation to defer the listing of such Common Stock until the first conversion of Voting Preferred into Common Stock in accordance with the provisions hereof, the Corporation covenants to list such Common Stock issuable upon conversion of the Voting Preferred in accordance with the requirements of such exchange at such time.

 4.          Transfer Agent, Conversion Agent and Paying Agent. The duly appointed Transfer Agent, Conversion Agent and paying agent for the Voting Preferred shall be the Corporation. The Corporation may appoint a successor transfer agent that shall accept such appointment prior to the effectiveness of such removal. Upon any such appointment, the Corporation shall send notice thereof to the Holders.

 5.        Mutilated, Destroyed, Stolen and Lost Certificates. If physical certificates are issued, the Corporation shall replace any mutilated certificate at the Holder’s expense upon surrender of that certificate to the Transfer Agent. The Corporation shall replace any certificate that becomes destroyed, stolen or lost, at the Holder’s expense, upon delivery to the Corporation and the Transfer Agent of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity and bond that may be required by the Transfer Agent or the Corporation.

 6.         No Closing of Books; Cooperation. The Corporation shall not close its books against the transfer of Voting Preferred or of Common Stock issued or issuable upon conversion of Voting Preferred in any manner which interferes with the timely conversion of Voting Preferred. The Corporation shall assist and cooperate with any Holder required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of Voting Preferred hereunder (including, without limitation, making any governmental filings required to be made by the Corporation).

 7.            Cash In Lieu of Fractional Interests. If any fractional interest in a share of capital stock would, except for the provisions of this Article III, Section 7, be delivered upon any conversion of the Voting Preferred, the Corporation, in lieu of delivering the fractional share therefor, shall pay an amount to the holder thereof equal to the market value of such fractional interest as of the date of conversion.

 8.           Taxes.

(a)           Transfer Taxes. The Corporation shall pay any and all stock transfer, documentary, stamp and similar taxes that may be payable in respect of any issuance or delivery of shares of Voting Preferred or shares of Common Stock or other securities issued on account of Voting Preferred pursuant hereto or certificates representing such shares or securities; provided, however, that the Corporation shall not be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Voting Preferred, shares of Common Stock or other securities in a name other than that in which the shares of Voting Preferred with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any Person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been, or will be, paid or is not payable.

(b)          Withholding. All payments and distributions (or deemed distributions) on the shares of Voting Preferred (and on the shares of Common Stock received upon their conversion) shall be subject to withholding and backup withholding of tax to the extent required by law, subject to applicable exemptions, and amounts withheld, if any, shall be treated as received by the Holders.

 9.         Notices. All notices referred to in this Certificate of Designations shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given: (i) upon receipt, when delivered personally; (ii) one Business Day after deposit with an overnight courier service; or (iii) three Business Days after the mailing thereof if sent by registered or certified mail (unless first class mail shall be specifically permitted for such notice under the terms of this Certificate of Designations) with postage prepaid, in each case addressed: (x) if to the Corporation, to its office at 235 Yorkland Blvd., Suite 900, Toronto, Ontario, Canada, M2J 4Y8 (Attention: General Counsel and Corporate Secretary), or (y) if to any Holder, to such Holder at the address of such Holder as listed in the stock record books of the Corporation (which may include the records of the Transfer Agent) or (z) to such other address as the Corporation or any such Holder, as the case may be, shall have designated by notice similarly given.

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Signature page follows.]

 IN WITNESS WHEREOF, Venus Concept Inc. has caused this Certificate of Designations to be executed by its duly authorized officer on and as of this 17th day of November, 2022.

VENUS CONCEPT INC.

By:	/s/ Rajiv De Silva
Name:	Rajiv De Silva
Title:	CEO

[Certificate of Designations of Voting Convertible Preferred Stock of Venus Concept Inc.]

Exhibit A

OPTIONAL CONVERSION NOTICE

Venus Concept Inc.

Voting Convertible Preferred Stock

Subject to the terms of the Certificate of Designations, by executing and delivering this Optional Conversion Notice, the undersigned Holder of the Voting Convertible Preferred Stock identified below directs the Corporation to convert (check one):

☐	all of the shares of Voting Convertible Preferred Stock
☐	____________________* shares of Voting Convertible Preferred Stock identified by CUSIP No. and Certificate No. (if applicable).

Date:
(Legal Name of Holder)

By:
Name:
Title:
* Must be a whole number.

Exhibit B

MANDATORY CONVERSION NOTICE

Venus Concept Inc.
Voting Convertible Preferred Stock

Reference is made to the Certificate of Designations (the “Certificate of Designations”) with respect to the Voting Convertible Preferred Stock (the “Voting Preferred”) of Venus Concept Inc. (the “Corporation”).  Capitalized terms used but not otherwise defined in this notice have the meanings given to such terms in the Certificate of Designations.

The Corporation hereby provides notice to ___________________ (the “Holder”) that all of the shares of Voting Convertible Preferred Stock held by the Holder have been automatically converted pursuant to a Mandatory Conversion.  The Conversion Date is ___________________.  As required by the Certificate of Designations, the Holder is required to surrender to the Corporation its shares of Voting Preferred, if certificated, in accordance with Section 9 of the Certificate of Designations.

Sincerely,

Venus Concept, Inc.

By:
Name:
Title: